KABANI & COMPANY, INC.

Certified Public Accountants

17011 Beach Blvd. Suite 1230, Huntington Beach, CA 92647

Phone (714) 843-5453

Fax (714) 843-5451

www.kabanico.com

June 14, 2005

Office of the Chief Accountant

SECPS Letter File

Mail Stop 9-5

Securities and Exchange Commission

450 Fifth Street, NW

Washington, DC 20549

Re: EPIC Financial Corporation

    File No. 000-33417

We have read the statements that we understand EPIC Financial Corporation will include under Item 4 of the Form 8-K/A report, dated June 14, 2005, it will file regarding the recent change of auditors. We agree with such statements made regarding our firm. We have no basis to agree or disagree with other statements made under Item 4.

Very truly yours,

/s/ Kabani & Company, Inc.